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                                                                   Exhibit 10.1



                                AMENDMENT TO THE
                   DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE
              MEMBERS OF THE BOARD OF DIRECTORS OF GTE CORPORATION
                         EFFECTIVE AS OF JANUARY 1, 1998


1. A new Section 4.05 is added to the Plan to read as follows:

"4.05. INTERIM PAYMENTS.

At any time on or after January 1, 1998, a director may elect that 94% of all (or a designated portion of) his account balance shall be paid to him within 61 days following the filing of such an election; provided that the EVP-HR may approve or disapprove such election in his sole discretion. If a director receives a payment pursuant to this Section 4.05, the remaining 6% of the director's entire account balance (or the designated portion thereof) shall be permanently forfeited and shall not be paid to, or in respect of; the director."